Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Nextracker Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(o)	—	—	$100,000,000.00	.0001102	$11,020.00	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$100,000,000.00		$11,020.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,020.00

(1)	Includes the offering price of shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares, if any.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the proposed maximum aggregate offering price. This calculation is in accordance with Rule 457(o) of the Securities Act of 1933, as amended.